Exhibit 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

(in thousands)

	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2010	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Ratio of earnings to fixed charges	0.03	(0.96)	0.69	(2.11)	(21.13)	(47.07)
Ratio of combined fixed charges and preference dividends to earnings	–	–	–	–	–	–
Deficiency of earnings available to cover fixed charges		(a)		(b)	(c)	(d)

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(a)	Earnings in fiscal year ended December 31, 2010 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $47.6 million.
(b)	Earnings in the fiscal year ended December 31, 2012 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $33.4 million.
(c)	Earnings in the fiscal year ended December 31, 2013 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $31.1 million.
(d)	Earnings in the nine months ended September 30, 2014 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $29.6 million.